Advanced ID Continues its Asian Expansion into Taiwan

Reports First Sale of Animal RFID Products for Pet Recovery and
Livestock Tags

Calgary, AB, August 18, 2008 -- Advanced ID Corporation (OTCBB: AIDO), a leading developer of radio frequency identification ("RFID") technology for livestock tracking, pet recovery and supply chain applications focusing on the tire management industry, today announced that the Company has received its first order from the Government of Taiwan for 5,000 low frequency ("LF") RFID Pet Recovery Microchips. This initial order, the first for Advanced ID Animal RFID products in Taiwan, is part of a yearly commitment of 100,000 chips per year as well as 1,000 readers per year.

Separately, Advanced ID also announced its participation in a pig tagging/traceability project in Taiwan using the Company's ultra high frequency ("UHF") RFID Pig Ear Tag. The product from Advanced ID, recognized for its unique design for long life and long read range, has been chosen as the lead tag in further trials expected to take place within 30 days. The market potential for AIDO pig tags is eight million tags per year according to the Taiwan agriculture department. In addition, the Taiwan government has been asked to assist the Fujian province in China in implementing a similar trace back system (see below).

According to Dan Finch, Advanced ID's President and CEO, "Advanced ID has been a market leader in the Pet Recovery business in Canada for over a decade, and we have recently made a concerted effort to market our technology in other countries as interest has grown due to international pet safety and food chain protection concerns. Taiwan has taken the position that pet microchipping is critical to the overall safety of domestic pets. Our partnership with the Taiwanese government will increase our global pet recovery footprint and, as we successfully execute, increase Advanced ID's worldwide market share significantly."

Mr. Finch continued, "We are very excited about working with the government of Taiwan in their pig traceability initiative. We have shown that Advanced ID is the only company that can supply UHF RFID pig tags and readers that provide a solution to satisfy the high standards of a government program. We have been working with the Taiwan government for over three years, and our efforts and the efforts of our distributor are finally paying off. We believe that we are the lowest bidder and have the best products tested by the government agencies in Taiwan."

According to Yong Song Kang, Director of HXAV, China's animal and fisheries department for Fujian Province, "We need to duplicate the food safety trace-back system that Taiwan is implementing. In Fujian Province, we have over 14 million hogs that we need to trace to ensure food safety and quality for consumers. After several months of research between LF and UHF, we have decided that the appropriate system will be UHF. As Taiwan has been studying the AIDO product for the last three years, we have decided that this will be our system of choice for Fujian province as well."


About Advanced ID Corporation: Advanced ID Corporation (OTCBB: AIDO) is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, is reintroducing its livestock tagging product line in several countries and has developed a UHF RFID reader product line for all market applications.

Chris Witty
VP, Investor Relations
Darrow Associates, Inc.
www.darrowir.com
New York, NY
646-438-9385
cwitty@darrowir.com